Exhibit 2.3

WARRANT ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assumption and Amendment Agreement (this “Agreement”) is made as of December 17, 2021, by and among Investindustrial Acquisition Corp., a Cayman Islands exempted company (the “Company”), Ermenegildo Zegna Holditalia S.p.A., a joint stock company incorporated under Italian law (“Zegna”, which from and after the consummation of the Conversion (as defined in the Business Combination Agreement (as defined below)), will be domesticated in The Netherlands, and renamed Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap)), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) and Computershare Trust Company, N.A., a federally chartered trust company, and Computershare Inc., a Delaware corporation (collectively, “Computershare”), and shall be effective as of the Effective Time (as defined in the Business Combination Agreement).

WHEREAS, the Company and Continental are parties to that certain Warrant Agreement, dated as of November 23, 2020, and filed with the United States Securities and Exchange Commission on November 23, 2020 (as amended effective immediately prior to the Effective Time by the Warrant Amendment Agreement dated December 17, 2021, the “Warrant Agreement”, and such Warrant Amendment Agreement, the “Amendment”);

WHEREAS, unless specified otherwise, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Warrant Agreement;

WHEREAS, pursuant to the Warrant Agreement, the Company issued (i) 6,700,000 warrants to Investindustrial Acquisition Corp. L.P. (the “Sponsor”) (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $0.01 per share, subject to adjustment as set forth in the Warrant Agreement, and (ii) 13,416,667 warrants as part of units to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, subject to adjustment as set forth in the Warrant Agreement;

WHEREAS, on July 18, 2021, the Company, Zegna and EZ Cayman, a Cayman Islands exempted company (“Merger Sub”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a direct, wholly-owned subsidiary of Zegna (the “Merger”);

WHEREAS, all of the Warrants are governed by the Warrant Agreement;

WHEREAS, at the Effective Time, each Private Placement Warrant outstanding immediately prior to the Effective Time will be exchanged for a newly issued Zegna warrant (the “Private Placement Zegna Warrants”) representing a right to acquire one ordinary share of Zegna, nominal value €0.02 per share, (“Zegna Share”) on the same contractual terms and conditions as those of the Private Placement Warrants as in effect immediately prior to the Amendment;

WHEREAS, the Private Placement Zegna Warrants will be governed by a warrant agreement (the “New Warrant Agreement”), to be entered into at the Effective Time between Zegna and the Warrant Agent (as defined below) and shall be identical to, and form part of the same class as, the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined in the New Warrant Agreement) the Private Placement Zegna Warrants will be subject to certain provisions set forth in Section 2.5 of the New Warrant Agreement;

WHEREAS, upon consummation of the Merger, and as provided in Section 4.5 of the Warrant Agreement, each Public Warrant outstanding immediately prior to the Effective Time will automatically cease to represent a right to acquire one Class A Share and shall automatically represent, at the Effective Time, a right to acquire one Zegna Share on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Warrant Agreement in respect of the Public Warrants to Zegna and Zegna desires to assume, and pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement in respect of the Public Warrants on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a result of the Merger, the Surviving Company will retain all of its right, title, interest in the Warrant Agreement and all of its liabilities and obligations under the Warrant Agreement in respect of the Private Placement Warrants;

WHEREAS, in connection with the Merger and prior to the Capital Distribution (as defined in the Business Combination Agreement), Zegna, pursuant to the terms of the Warrant Agreement, shall exercise all of the Private Placement Warrants for shares in the Surviving Company (the “Private Placement Warrant Exercise”);

WHEREAS, following the Private Placement Warrant Exercise, there will be no Private Placement Warrants outstanding;

WHEREAS, Section 9.8 of the Warrant Agreement provides that the Company and the Warrant Agent may amend the Warrant Agreement without the consent of any registered holders for the purpose of adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders of the Warrants under the Warrant Agreement;

WHEREAS, effective upon the Effective Time, the Company wishes to appoint Computershare to serve as successor Warrant Agent under the Warrant Agreement; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent under the Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Zegna all of the Company’s rights, title and interest in and to the Warrant Agreement (as amended hereby) in respect of the Public Warrants as of the Effective Time and Zegna hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement (as amended hereby) in respect of the Public Warrants arising from and after the Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement by the Company to Zegna pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Warrant Agreement by Zegna from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Warrant Agreement, as amended hereby, in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2. Appointment of Successor Warrant Agent. Zegna hereby appoints, effective as of the Effective Time, Computershare to serve as successor Warrant Agent under the Warrant Agreement and Continental hereby assigns, and Computershare hereby agrees to accept and assume, effective as of the Effective Time, all of Continental’s rights, interests and obligations in, and under the Warrant Agreement and Warrants, as Warrant Agent; provided, that in no event shall Computershare assume any liabilities for the acts or omissions of Continental under the Warrant Agreement. Unless the context otherwise requires, from and after the Effective Time, any references in the Warrant Agreement and the Warrants to the “Warrant Agent” shall mean Computershare.

3. Amendment of Warrant Agreement. The Company, Zegna and the Warrant Agent hereby amend the Warrant Agreement as provided in this Section 3, effective as of the Effective Time, and acknowledge and agree that the amendments to the Warrant Agreement set forth in this Section 3 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders of the Warrants.

3.1 Interpretation. With respect solely to the Public Warrants, all references to the “Company” in the Warrant Agreement (including all Exhibits thereto) shall be deemed to refer to Investindustrial Acquisition Corp., a Cayman Islands exempted company, prior to the Effective Time and to Ermenegildo Zegna N.V. as of and following the Effective Time, as applicable. All references to the “Business Combination” or “initial Business Combination” shall be deemed to be the transactions contemplated by the Business Combination Agreement. With respect solely to the Private Placement Warrants, all references to the “Company” in the Warrant Agreement (including all Exhibits thereto) shall be deemed to refer to Investindustrial Acquisition Corp., a Cayman Islands exempted company.

3.2 Warrant Certificate. With respect solely to the Public Warrants, the Warrant Certificate is hereby amended by (a) deleting “Investindustrial Acquisition Corp.” and replacing it with “Ermenegildo Zegna N.V.” and (b) deleting “Incorporated Under the Laws of the Cayman Islands” and “a Cayman Islands exempted company” and replacing each with “organized under the laws of the Netherlands with its corporate seat in Amsterdam” and “a Dutch public limited liability company (naamloze vennootschap),” respectively. The Warrant Certificate is further amended by deleting the phrase “principal corporate trust office of the Warrant Agent” and replacing it with the phrase “office of the Warrant Agent designated for such purpose”.

3.3 Reference to Zegna Shares. With respect solely to the Public Warrants, all references to “Class A ordinary shares of the Company, par value $0.0001 per share” or “Ordinary Shares” in the Warrant Agreement (including all Exhibits thereto) shall mean “ordinary shares in the share capital of Zegna, nominal value €0.02 per share” or “Zegna Shares”, respectively.

3.4 Section 3.3.1 of the Warrant Agreement is hereby amended by deleting the phrase “corporate trust department” and replacing it with the phrase “office designated for such purpose”.

3.5 The penultimate sentence of Section 3.3.2 of the Warrant Agreement is hereby amended by deleting the reference to “Section 4.6” and replacing it with “Section 4.7”.

3.6 Section 3.3.5 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.3.5. Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as the holder may specify) (the “Maximum Percentage”)

of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this paragraph, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Computershare Inc. and Computershare Trust Company, N.A., as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of such holder of a Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.”

3.7 Section 4.1.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows

“4.1.2. Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Ordinary Shares a dividend or makes a distribution in cash, securities or other assets on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant).

3.8 Section 4.5 of the Warrant Agreement is hereby amended by deleting the word “Form 8-K” and replacing it with the word “Form 6-K”.

3.9 Section 5.5 of the Warrant Agreement is hereby amended to add the following as the final sentence thereof:

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual of facsimile form.”

3.10 Section 7.4.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“7.4.1. Registration of the Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. If the Warrants are exercisable for a security other than the Ordinary Shares pursuant to this Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Ordinary Shares, the Company (or any successor company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another applicable exemption) for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value and (B) 0.361 Ordinary Shares per Warrant. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend; provided, however, that the language included in prong (ii) of the foregoing shall only be covered by such opinion to the extent the Public Warrant being exercised was a Public Warrant (as opposed to a Private Placement Warrant) as of the Effective Time. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.”

3.11 Section 7.4 of the Warrant Agreement is hereby amended by adding new subsection 7.4.3, 7.4.4 and 7.4.5 to the end thereof as follows:

“7.4.3. Calculation of Ordinary Shares to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Ordinary Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the Ordinary Shares to be issued on such exercise is accurate.

7.4.4. Delivery of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company.

7.4.5. Cost Basis Information.

(a) In the event of a cash exercise, the Company may instruct the Warrant Agent to record cost basis for U.S. federal income tax purposes for newly issued shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(b) In the event of a cashless exercise, the Company may instruct the Warrant Agent to record cost basis for U.S. federal income tax purposes for shares issued pursuant to a cashless exercise in a manner to be subsequently communicated by the Company in writing to the Warrant Agent at the time the Company confirms the number of Company Common Shares issuable in connection with the cashless exercise pursuant to the last paragraph of Section 7.4.3 hereof.”

3.12 Appointment of Successor Warrant Agent. Section 8.2.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the United States of America or of a state thereof, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.”

3.13 Section 8.3.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration (as may be agreed upon in writing by the Company and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

3.14 Section 8.4.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in absence of bad faith by it pursuant to the provisions of this Agreement. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition for which the Company is required to notify Warrant Agent hereunder, unless the Warrant Agent shall be specifically notified in writing of such event or condition or be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists. The Warrant Agent shall be fully protected in relying on any such notice and shall have no duty or liability (in the absence of bad faith by it) with respect to, and shall not be deemed to have knowledge of any such event unless and until it shall have received such notice.”

3.15 Section 8.4.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“8.4.2 Indemnity; Limitation on Liability. The Warrant Agent shall be liable hereunder only for its own gross negligence, fraud, bad faith or willful misconduct (which gross negligence, fraud, bad faith or willful misconduct must be determined by a judgment of a court of competent jurisdiction or agreed pursuant to a settlement agreement between the parties). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought; provided, that, such liability cap shall not apply in the case of the Warrant Agent’s own fraud, bad faith or willful misconduct (which fraud, bad faith or willful misconduct must be determined by a judgment of a court of competent jurisdiction or agreed pursuant to a settlement agreement between the parties), nor to any claims by Registered Holders of the Warrants which arise out of the gross negligence, fraud, bad faith or willful misconduct of the Warrant Agent. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable and documented fees and expenses of one legal counsel), for anything done or omitted by the Warrant Agent in the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except as a result of the Warrant Agent’s gross negligence, fraud, bad faith or willful misconduct (which gross negligence, fraud, bad faith or willful misconduct must be determined by a judgment of a court of competent jurisdiction or agreed pursuant to a settlement agreement between the parties). The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

The provisions of this Section 8.4 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

3.16 The following provisions are hereby incorporated into Section 8 of the Warrant Agreement in the numerical order set forth below:

“8.7 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion.

8.8 Bank Accounts. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent may hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

8.9 Ambiguity. In the event the Warrant Agent reasonably determines any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its reasonable discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which reasonably eliminates such ambiguity or uncertainty; provided, however, that the Warrant Agent shall promptly notify the Company of any such ambiguity or uncertainty.”

3.17 The address for notices to the Company set forth in Section 9.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Ermenegildo Zegna N.V.

Via Savona 56/a

20144 Milan

Italy

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan and Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott D. Miller

E-mail: millersc@sullcrom.com”

3.18 The address for notices to the Warrant Agent set forth in Section 9.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Client Services”

4. Miscellaneous Provisions.

4.1 Effectiveness of Warrant Assumption and Amendment Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

4.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of Zegna or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

4.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.4 Applicable Law and Exclusive Forum. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the parties hereby agrees that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

4.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

4.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

4.8 Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first written above.

INVESTINDUSTRIAL ACQUISITION CORP.

/s/ Roberto Ardagna
Name:	Roberto Ardagna
Title:	Chief Executive Officer

ERMENEGILDO ZEGNA HOLDITALIA S.p.A.

/s/ Ermenegildo Zegna di Monte Rubello
Name:	Ermenegildo Zegna di Monte Rubello
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

/s/ Ana Gois
Name:	Ana Gois
Title:	Vice President

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE, INC.,
On behalf of both entities

/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Warrant Assumption and Amendment Agreement]